Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.15

SAN FRANCISCO — August 17, 2006 — Gap Inc. (NYSE: GPS) today reported net earnings for the second quarter which ended July 29, 2006 of $128 million, or $0.15 per share on a diluted basis, compared with $272 million, or $0.30 per share, for the same period last year.

Second quarter net sales were $3.7 billion, compared with $3.7 billion for the same period last year. Comparable store sales decreased 5 percent, compared with a prior year decrease of 3 percent.

“The second quarter continued to be challenging, as we aggressively cleared inventory to prepare for fall merchandise, and we invested in marketing and stores to improve second half performance,” said Gap Inc. president and CEO Paul Pressler.

“Each brand is at a different stage in its turnaround,” continued Pressler. “We are encouraged by improved performance at Banana Republic and our online division. And while we are making progress at Gap and Old Navy, we know it will take several seasons of consistent product, marketing, and store improvements to win back our customers. We remain committed to the strategies at each of our brands and to our growth initiatives.”

Store Sales Results By Division

The following table represents the company’s second quarter comparable store sales and net sales by division:

	Second Quarter Comparable Store Sales		Second Quarter Net Sales
	2006	2005	2006	2005
Gap North America	-6%	-4%	$1.2 billion	$1.2 billion
Banana Republic North America	-1%	-3%	$571 million	$532 million
Old Navy North America	-5%	-4%	$1.6 billion	$1.6 billion
International	-11%	+1%	$339 million	$359 million

Additional Results and 2006 Outlook

Earnings

The company had expected fiscal year earnings per share of $1.23 to $1.27. This previous guidance was predicated on the belief that the company’s efforts to improve performance would begin to gain traction during the second quarter and build momentum with the fall product flows. Gap Inc.’s overall performance month-to-date is below the company’s expectations, driven by Gap and Old Navy. Due to the disappointing second quarter results coupled with month-to-date results, the company is revising its guidance for fiscal year earnings per share to $1.08 to $1.12.

Cash and Debt

The company announced that it ended the second quarter with $2.8 billion in cash and short-term investments. This represents $2.3 billion more in cash and investments than funded debt. For the 26 weeks ended July 29, 2006, free cash flow was an inflow of $300 million, compared with an inflow of $21 million last year. The increase was driven primarily by an improvement in working capital. The company now expects to generate at least $800 million in free cash flow in fiscal 2006. Please see the reconciliation of free cash flow to the GAAP financial measure in the table at the end of this release.

Share Repurchases and Dividends

During the second quarter, the company repurchased 6 million shares for $111 million. This completed the $500 million authorization that was announced at the beginning of fiscal year 2006. At the end of the second quarter, the company’s outstanding shares were 835 million. In addition, the company announced on August 3, 2006 that the Board of Directors authorized an additional $750 million for its share repurchase program.

The company paid an $0.08 per share dividend in the second quarter, which is nearly double compared to the quarterly dividend from the same period last year.

Margins

Gross margins declined 4.4 points in the second quarter compared to the prior year. Operating margin for the second quarter was 5 percent. For the reasons discussed in the earnings section of this release, the company is revising its guidance for fiscal year operating margins down from about 10.5 percent to 8.5 to 9 percent.

Inventory

The company reported that inventory per square foot was down 6 percent at the end of the second quarter as compared to a 3 percent decline in the second quarter of the prior year. Inventory per square foot at the end of the third quarter is expected to be flat, compared with a 7 percent decrease last year. Inventory per square foot for the fourth quarter is expected to be up in the low-single digits compared with an 11 percent decrease last year.

Interest Expense

The company reiterated that it expects fiscal year 2006 gross interest expense to be about $40 million.

Depreciation and Amortization

The company reiterated that it expects depreciation and amortization expense for fiscal year 2006 to be about $535 million.

Capital Expenditures and Effective Tax Rate

Fiscal year-to-date capital expenditures were approximately $233 million compared with $275 million last year. The second quarter tax rate was 37.5 percent. The company continues to expect capital spending to be about $675 million in 2006 and the effective tax rate to be about 39 percent for 2006.

Real Estate

Through July 29, 2006, the company opened 75 store locations and closed 43. Net square footage for the second quarter increased 3 percent compared to the same period last year. The company is updating its guidance for fiscal year 2006 store openings and closings. For fiscal 2006, the company now expects to open about 190 store locations up from 175 store locations, weighted toward Old Navy, and to close about 125 store locations down from 135 store locations, weighted toward Gap brand. With the additional new stores, net square footage is now expected to increase between 2 and 3 percent for fiscal 2006.

The following table represents the number of store location openings and closings, and square footage by brand.

	July 29, 2006
	Beginning Q2 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q2	Sq. Ft. (millions)
Gap North America	1,328	10	(11)	1,327	12.6
Gap Europe	164	1	(3)	162	1.5
Gap Asia	98	—	—	98	0.9
Old Navy North America	971	17	(6)	982	18.8
Banana Republic North America	496	9	(2)	503	4.2
Banana Republic Japan	8	—	—	8	0.1
Forth & Towne	5	—	—	5	0.1

Total	3,070	37	(22)	3,085	38.2

	July 30, 2005
	Beginning Q2 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q2	Sq. Ft. (millions)
Gap North America	1,390	9	(14)	1,385	12.9
Gap Europe	167	—	(2)	165	1.5
Gap Asia	84	1	—	85	0.9
Old Navy North America	907	19	(5)	921	17.8
Banana Republic North America	462	11	—	473	4.0
Banana Republic Japan	—	—	—	—	—
Forth & Towne	—	—	—	—	—

Total	3,010	40	(21)	3,029	37.1

Webcast and Conference Call Information

Sabrina Simmons, senior vice president, treasury and investor relations, will host a summary of Gap Inc.’s second quarter results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. president and chief executive officer, Byron Pollitt, executive vice president and chief financial officer, and Cynthia Harriss, president of Gap brand, to discuss details on the business.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Investors – Financials section of gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on gapinc.com.

August Sales

The company will report August sales on August 31, 2006.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the fiscal year and second quarter of 2006 and forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) earnings per share for fiscal year 2006; (ii) free cash flow for fiscal year 2006; (iii) operating margin for fiscal year 2006; (iv) year-over-year change in inventory per square foot at the end of the third and fourth quarters of fiscal year 2006; (v) gross interest expense for fiscal year 2006; (vi) depreciation and amortization for fiscal year 2006; (vii) capital expenditures for fiscal year 2006; (viii) effective tax rate for fiscal year 2006; (ix) store openings and closings, and weightings by brand, for fiscal year 2006; (x) real estate square footage for fiscal year 2006; and (xi) operating expenses for the second half of fiscal year 2006.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that adjustments to the company’s unaudited financial statements may be identified through the course of the company’s independent registered public accounting firm completing its integrated audit of the company’s financial statements and financial controls; the risk that subsequent events may occur that require adjustments to the company’s unaudited financial statements; the risk that the adoption of new accounting pronouncements will impact future results such as the impact of the adoption of SFAS 123R in fiscal 2006 on the effective tax rate; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic and operating initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2006.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of August 17, 2006 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:

Mark Webb (415) 427-2161	Kris Marubio (415) 427-1798

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)	July 29, 2006	July 30, 2005
ASSETS

Current assets:
Cash and equivalents	$1,977	$1,263
Short-term investments and restricted cash	812	1,273
Merchandise inventory	2,017	2,077
Other current assets	623	537

Total current assets	5,429	5,150

Property and equipment, net	3,193	3,283
Other assets	346	430

Total assets	$8,968	$8,863

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,417	$1,225
Accrued expenses and other current liabilities	796	758
Income taxes payable	24	50

Total current liabilities	2,237	2,033

Long-term liabilities:
Long-term debt	513	513
Lease incentives and other liabilities	935	937

Total long-term liabilities	1,448	1,450

Total shareholders’ equity	5,283	5,380

Total liabilities and shareholders’ equity	$8,968	$8,863

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in millions except per share amounts, shares in thousands)	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
Net sales	$3,716	$3,716	$7,157	$7,343

Cost of goods sold and occupancy expenses	2,493	2,331	4,551	4,477

Gross profit	1,223	1,385	2,606	2,866
Operating expenses	1,039	957	2,049	1,972
Interest expense	11	8	21	31
Interest income	(32)	(23)	(63)	(48)

Earnings before income taxes	205	443	599	911
Income taxes	77	171	229	348

Net earnings	$128	$272	$370	$563

Weighted-average number of shares - basic	835,060	895,817	843,899	892,369
Weighted-average number of shares - diluted	841,941	905,190	851,097	928,519

Earnings per share - basic	$0.15	$0.30	$0.44	$0.63
Earnings per share - diluted	0.15	0.30	0.43	0.61

Number of store locations open at end of period			3,085	3,029

Total square footage at end of period (in millions)			38.2	37.1

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty-Six Weeks Ended
($ in millions)	July 29, 2006	July 30, 2005
Cash Flows from Operating Activities:
Net earnings	$370	$563
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization (a)	275	273
Stock-based compensation expense	19	12
Tax benefit from exercise of stock options and vesting of restricted stock	8	15
Excess tax benefit from exercise of stock options	(3)	—
Other non-cash reconciling adjustments	(1)	(65)
Deferred income taxes	(11)	(63)
Changes in operating assets and liabilities:
Merchandise inventory	(315)	(272)
Other assets	12	(33)
Accounts payable	262	(6)
Accrued expenses and other current liabilities	65	(98)
Income taxes payable, net	(176)	(104)
Lease incentives and other liabilities	28	74

Net cash provided by operating activities	533	296

Cash Flows from Investing Activities:
Purchase of property and equipment	(233)	(275)
Purchase of short-term investments	(874)	(1,169)
Maturities of short-term investments	1,078	819
Purchase of long-term investments	—	(100)
Maturities of long-term investments	—	50
Change in restricted cash	(7)	918
Change in lease rights and other assets	2	—

Net cash (used for) provided by investing activities	(34)	243

Cash Flows from Financing Activities:
Issuance of common stock (b)	56	75
Purchase of treasury stock, net	(487)	(1,484)
Excess tax benefit from exercise of stock options	3	—
Cash dividends paid	(135)	(102)

Net cash used for financing activities	(563)	(1,511)

Effect of exchange rate fluctuations on cash	6	(10)

Net decrease in cash and equivalents	(58)	(982)

Cash and equivalents at beginning of period	2,035	2,245

Cash and equivalents at end of period	$1,977	$1,263

(a)	Depreciation and amortization includes the amortization of lease incentives.
(b)	Does not include the non-cash conversion of our senior convertible debt of $1.4 billion to 85 million shares of common stock in March 2005.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF FREE CASH FLOW TO GAAP FINANCIAL MEASURES

Free cash flow is a non-GAAP measure. We believe free cash flow is an important metric, as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.

($ In millions)	Twenty-Six Weeks Ended July 29, 2006
Net cash provided by operating activities	$533
Net cash used for investing activities	(34)
Net cash used for financing activities	(563)
Effect of exchange rate fluctuations on cash	6

Net decrease in cash and equivalents	(58)

Net cash provided by operating activities	$533
Less: Net purchase of property and equipment	(233)

Free cash flow	$300

($ in millions)	Twenty-Six Weeks Ended July 30, 2005
Net cash provided by operating activities	$296
Net cash provided by investing activities	243
Net cash used for financing activities	(1,511)
Effect of exchange rate fluctuations on cash	(10)

Net decrease in cash and equivalents	(982)

Net cash provided by operating activities	$296
Less: Net purchase of property and equipment	(275)

Free cash flow	$21

RECONCILIATION OF GAP INC.’S EXPECTATION OF AT LEAST $800 MILLION IN FREE CASH FLOW FOR FISCAL 2006 TO GAAP FINANCIAL MEASURES

($ in millions)	Projected Fifty-Three Weeks Ending February 3, 2007
Projected minimum net cash provided by operating activities	$1,475
Less: Projected net purchase of property and equipment	(675)

Projected minimum free cash flow	$800

Gap Inc.

SEC REGULATION G

RECONCILIATION OF NORMALIZED OPERATING EXPENSES, A NON-GAAP MEASURE, TO GAAP OPERATING EXPENSES

Normalized operating expenses is a non-GAAP financial measure. It is intended to supplement the user’s overall understanding of our current financial performance and our prospects for the future. We use this metric internally and adjust for these items because they are not essential to evaluating the ongoing operations of our business. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

(In millions)	Thirteen Weeks Ended July 29, 2006	Thirteen Weeks Ended July 30, 2005
Normalized operating expenses, a non-GAAP measure	$1,084	$1,015

Adjustments:
Mission Bay sublease loss reserve reversal (a)	—	(58)
Income received for Visa/Mastercard settlement (b)	(14)	—
Income from unredeemed gift cards (c)	(31)	—

Total	(45)	(58)

GAAP operating expenses	$1,039	$957

(a)	As a result of the decision to occupy office space in Mission Bay, we reversed $58 million in sublease loss reserves.
(b)	We recognized $14 million in income related to the Visa/MasterCard litigation settlement.
(c)	As a result of a review of historical redemption patterns, we changed our estimate resulting in recognition of $31 million in income.